Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

We have prepared the following pro forma condensed combined financial statements to show the effect of the business combination of American Electric with Stabilis and its subsidiaries under the purchase method of accounting with Stabilis treated as having acquired American Electric at June 30, 2019. The pro forma condensed combined balance sheet is prepared as though the Share Exchange had occurred on June 30, 2019 and the pro forma condensed combined statement of operations as though it had occurred on January 1, 2018.

The unaudited pro forma combined financial data should be read together with the historical financial statements, including the notes thereto, of American Electric and Stabilis and its subsidiaries included in the Definitive Proxy Statement filed as Form DEFM14A on June 13, 2019.

These preliminary unaudited pro forma combined financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the business combination been completed on the assumed date or for the periods presented, or that may be realized in the future. The preliminary unaudited pro forma condensed combined financial data includes adjustments to record the assets and liabilities of the acquired company at their estimated fair values and is subject to further adjustment as additional information becomes available and as detailed valuation studies are performed after completion of the transaction.

Pro Forma Condensed Consolidated Balance Sheets

(Unaudited)

As of June 30, 2019

(In thousands, except per share information)

Assets	Stabilis Historical	AETI Historical	Pro Forma Adjustments	Notes		Pro Forma Combined
Current assets:
Cash and cash equivalents	$2,917	$1,080	$—			$3,997
Accounts receivable-trade, net	4,960	1,217	—			6,177
Inventories, net	47	63	—			110
Unbilled receivables	—	1,161	—			1,161
Prepaid expenses and other current assets	1,406	436	—			1,842
Due from related parties	6	—	—			6

Total current assets	9,336	3,957	—			13,293
Property, plant and equipment, net	63,605	532	—			64,137
Right-of-use assets	497	145				642
Goodwill	—	—	499	(a	)	499
Advances to and investments in foreign joint ventures	—	9,889	(556)	(b	)	9,333
Other noncurrent assets	250	51	—			301

Total assets	$73,688	$14,574	$(57)			$88,205

Liabilities and Members’ Equity
Current liabilities:
Current portion of long-term notes payable	$2,500	$—	$—			$2,500
Current portion of capital lease obligation—related parties	5,089	—	—			5,089
Lease liabilities, current portion	276	63	—			339
Short-term notes payable	161	338	—			499
Accrued liabilities	4,110	—	—			4,110
Accounts payable and other accrued expenses	3,197	2,805	—			6,002

Total current liabilities	15,333	3,206	—			18,539
Long-term notes payable, net of current portion	6,577	—	—			6,577
Capital lease obligations, net of current portion—related parties	485	—	—			485
Lease liabilities, net of current portion	226	84	—			310
Deferred compensation	—	138	—			138

Total liabilities	22,621	3,428	—			26,049

Convertible preferred stock	—	4,530	(4,530)	(c	)	—
Shareholders’ equity:
Members equity	68,257	—	—			68,257
Non-controlling interest	1,530	—	(1,530)	(d	)	—
Common Stock	—	1	—			1
Treasury stock	—	(965)	—			(965)
APIC	—	14,172	(14,172)	(e	)	—
Accumulated other comprehensive income	—	(475)	475	(f	)	—
Accumulated deficit	(18,720)	(6,117)	19,700	(g	)	(5,137)

Total equity	51,067	6,616	4,473			62,156

Total liabilities and equity	$73,688	$14,574	$(57)			$88,205

The accompanying notes are an integral part of the consolidated financial statements.

Pro Forma Condensed Consolidated Statements of Operations

(Unaudited)

Year Ended December 31, 2018

(in thousands, except share and per share data)

	Stabilis Historical	AETI Historical	Pro Forma Adjustments	Notes		Pro Forma Combined
Revenue:
Revenue	$37,342	$7,591	$—			$44,933
Costs of revenue (exclusive of depreciation as shown separately below):	28,452	5,531	—			33,983
Selling, general and administrative	7,350	3,612	(2,250)	(h	)	8,712
Depreciation	8.822	279	—			9,101

Income/(Loss) From Operations	(7,282)	(1,831)	2,250			(6,863)

Net equity income from foreign joint ventures’ operations:
Income (loss) from investment in limited liability companies and equity in foreign ventures	—	743	—			743
Foreign joint venture’s operations related expenses	—	(142)	—			(142)

Net equity income from foreign joint ventures’ operations:	—	601	—			601

Income (loss) from operations and net equity income from foreign joint ventures’ operations	(7,282)	(1,230)	2,250			(6,262)

Other Income (Expense):
Interest income	12	—	—			12
Interest expense	(4,433)	(24)	—			(4,457)
Other income	298	(116)	—			182
Gain (loss) from disposal of fixed assets	319	—	—			319

Total Other Income	(3,804)	(140)	—			(3,944)

Net income (loss) from operations, other income and equity from foreign joint ventures’ operations before income taxes	(11,086)	(1,370)	2,250			(10,206)

Income tax (benefit) expense	—	291	—			291

Net Income (loss) from continuing operations	$(11,086)	$(1,661)	$2,250			$(10,497)

Earnings (loss) per share basic and diluted:
Continuing operations		$(0.23)	—			$(0.09)
Weighted—average number of shares outstanding:
Basic and diluted		1,111,573	13,194,825	(i	)	14,645,917

The accompanying notes are an integral part of the consolidated financial statements.

Pro Forma Condensed Consolidated Statements of Operations

(Unaudited)

Six Months Ended June 30, 2019

(in thousands, except share and per share data)

	Stabilis Historical	AETI Historical	Pro Forma Adjustments	Notes		Pro Forma Combined
Revenue:
Revenue	$24,070	$3,171	$—			$27,241
Costs of revenue (exclusive of depreciation as shown separately below):	16,208	2,583	—			18,791
Selling, general and administrative	4,203	1,837	(591)	(h	)	5,449
Depreciation	4,585	—	—			4,585

Income/(Loss) From Operations	(926)	(1,249)	591			(1,584)

Net equity income from foreign joint ventures’ operations:
Income (loss) from investment in limited liability companies and equity in foreign ventures	—	703	—			703
Foreign joint venture’s operations related expenses	—	(95)	—			(95)

Net equity income from foreign joint ventures’ operations:	—	608	—			608

Income (loss) from operations and net equity income from foreign joint ventures’ operations	(926)	(641)	591			(976)

Other Income (Expense):
Interest income	—	—	—			—
Interest expense	(608)	(4)	—			(612)
Other income	(63)	207	—			144
Gain (loss) from disposal of fixed assets	—	—	—			—

Total Other Income	(671)	203	—			(468)

Net income (loss) from operations, other income and equity from foreign joint ventures’ operations before income taxes	(1,597)	(438)	591			(1,444)

Income tax (benefit) expense	—	73	—			—

Net Income (loss) from continuing operations	$(1,597)	$(511)	$591			$(1,444)

Earnings (loss) per share basic and diluted:
Continuing operations		$(0.59)	—			$(0.10)
Weighted—average number of shares outstanding:
Basic and diluted		1,165,866	13,194,826	(i	)	14,645,918

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1. Description of Transaction and Basis of Presentation

On December 17, 2018, American Electric Technologies, Inc. (“American Electric”) entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with JCH Crenshaw Holdings, LLC, a Texas limited liability company (“JCH”), LNG Investment Company, LLC, a Texas limited liability company (“Holdings”), AEGIS NG LLC, a Texas limited liability company (“AEGIS”), Stabilis Energy, LLC, a Texas limited liability company (“Stabilis”), PEG Partners, LLC, a Delaware limited liability company (“PEG”), and Prometheus Energy Group, Inc., a Delaware corporation (“Prometheus”). In the Share Exchange, American Electric will acquire directly 100% of the outstanding limited liability company membership interests of Stabilis from Holdings and 20% of the outstanding limited liability membership interests of PEG from AEGIS. AEGIS owns 20% of PEG and PEG owns 100% of the outstanding capital stock of Prometheus. The balance of PEG is owned directly by Stabilis. As a result, Stabilis will become a direct 100% owned subsidiary of American Electric and Prometheus will become an indirectly-owned 100% subsidiary of American Electric. American Electric will issue, in a tax-free exchange, shares of American Electric common stock such that the owners of Holdings and AEGIS will own approximately 90% of the combined company on a pro forma basis and current American Electric stockholders will own approximately 10%.

Because the former owners of Stabilis and AEGIS will own approximately 90% of the voting stock of the combined company and certain other factors including that directors designated by Holdings will constitute a majority of the board of directors, Stabilis is considered to be acquiring American Electric in the Share Exchange for accounting purposes. As a result, the Share Exchange will be treated by American Electric as a reverse acquisition under the purchase method of accounting in accordance with United States generally accepted accounting principles. The aggregate consideration paid in connection with the Share Exchange will be allocated to American Electric’s tangible and intangible assets and liabilities based on their fair market values at the time of the completion of the Share Exchange. The assets and liabilities and results of operations of American Electric will be consolidated into the results of operations of Stabilis as of the completion of the Share Exchange.

2. Purchase Price

The total purchase price of the proposed Share Exchange is as follows (in thousands):

Estimated number of shares of the combined company to be owned by AETI stockholders	11,728,734
Multiplied by the fair value per share of AETI common Stock	$0.89
Cash	$650,000

Purchase price	$11,088,573

On April 16, 2019, American Electric had 9,391,314 shares of common stock outstanding. The estimated number of shares of American Electric common stock includes the 9,391,314 outstanding, 2,212,389 shares to be issued prior to the completion of the Share Exchange for conversion of the 1,000,000 shares of outstanding Series A Convertible Preferred Stock and 125,031 shares related to restricted stock units and deferred shares. The fair value of American Electric common stock used in determining the preliminary estimated purchase price was $0.89 per share based on the closing price of American Electric’s common stock on July 26, 2019.

Consistent with the purchase method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of American Electric based on their estimated fair values as of the Share Exchange closing date. The excess of the purchase price over the fair value of the acquired assets and liabilities assumed, if any, is reflected as goodwill.

The allocation of the purchase price for the acquired assets and liabilities of the proposed merger is as follows (in thousands):

Total purchase price	$11,089
Cash/Current Assets	3,957
Property, plant and equipment, net	532
Investment in foreign joint venture	9,333
Other noncurrent assets	196

Total identifiable assets	14,018
Accounts payable and other accrued expenses	(3,206)
Accrued liabilities and other current liabilities	(138)
Other Liabilities	(84)

Total liabilities assumed	(3,428)

Goodwill	$499

3. Purchase Accounting and Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements include pro forma adjustments to give effect to the acquisition of American Electric by Stabilis for accounting purposes.

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information.

Adjustments to the pro forma condensed combined balance sheet

(a)	Reflects goodwill recognized as result of the transaction

(b)

Reflects the fair value adjustment of $0.5 million to the investment in foreign joint venture based on American Electric’s projections at April 1, 2019 with a calculated weighted average cost of capital of 15% and 20% discount applied due to lack of marketability.

(c)

Reflects the adjustment of $4.5 million to the Series A convertible preferred stock converting into common stock at conversion price of $2.26 per share. This conversion is a condition of the Share Exchange Agreement. These shares will be received by Holdings as the holder of the Series A convertible preferred stock.

(d)	Reflects the adjustment of $1.5 million to the non-controlling interest shareholder of Stabilis Energy, LLC converting its equity into common shares of the combined company.

(e)	Represents adjustment to eliminate American Electric’s historical equity accounts as Stabilis is the acquirer for accounting purposes.

(f)	Represents adjustment to eliminate American Electric’s historical other comprehensive income account as Stabilis is the acquirer for accounting purposes.

(g)

Represents adjustment to eliminate American Electric’s historical equity accounts as Stabilis is the acquirer for accounting purposes and the net effect of the merger-related adjustments in note (g) and (h).

(h)

Represents the adjustment to elimination of merger-related transaction costs expensed in American Electric’s and Stabilis’ historical statement of income of nonrecurring, direct, incremental costs related of $1.25 and $0.16 million that are directly attributable to the reverse acquisition recognized in the historical financial statements of American Electric for the twelve-month period ended December 31, 2018 and six-month period ended June 30, 2019, respectively. In addition, Stabilis recognized $1.0 and $0.41 million of transaction costs that are directly attributable to the same reverse acquisition during the same period. On a consolidated basis total transaction costs related to this merger are estimated at $2.8 million.

(i)	Represents an adjustment to the weighted average shares outstanding for American Electric that are expected to be exchanged to consummate the transaction.

Number of shares of AETI common stock issued and outstanding	9,391,314
AETI Restricted Stock Units	5,031
Director Deferred Shares	120,000
Series A Preferred Shares	2,212,389

Total AETI dilutive shares outstanding	11,728,734
AETI exchange ratio	10.0

Shares outstanding for exchange	117,287,340
Multiplied by 10% ownership for current AETI stockholders, excluding director deferred shares	11,608,734
Shares issued to Stabilis stockholders(i)	105,558,606

Total AETI shares to be exchanged	117,167,340	(1)

(1)	Prior to 1:8 reverse stock split on July 29, 2019